UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia  20191

(Address of principal executive offices)                       (Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On October 27, 2006, VCampus Corporation agreed to modify the conversion price applicable to the shares of Series B-1 Preferred Stock and the exercise price applicable to the related warrants in exchange for the right to pay the dividends payable to the Series B-1 holders in additional shares of Series B-1 Preferred Stock instead of cash for the quarters ending December 31, 2006 and March 31 and June 30, 2007.  VCampus also agreed to issue to the Series B-1 investors additional warrants to purchase a total of 450,000 shares of common stock at an exercise price equal to the conversion price applicable to the Series B-1 Preferred Stock.  The modified conversion price for the Series B-1 Preferred Stock is the sum of $0.37 per share plus 2% of the amount, if any, by which the closing sale price of the common stock on the date of conversion exceeds $0.37.  As part of the repricing transaction, the shares of Series B-1 Preferred Stock and the related warrants can hereafter be immediately exercised or converted into common stock at any time in the discretion of the holder.  As of the date hereof, there is approximately $2.5 million of Series B-1 Preferred Stock outstanding.

VCampus agreed to register the resale of shares of its common stock issuable to the investors upon conversion of the preferred stock and exercise of the warrants issued in this transaction.

The securities issued in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.03  Amendments to Certificate of Incorporation.

On October 31, 2006, VCampus filed an Amendment to its Certificate of Designations with the Delaware Secretary of State, amending its Certificate of Incorporation to modify the terms of the Series B-1 Convertible Preferred Stock, as described in Item 3.02 above.  The Amended Certificate of Designations is filed as an exhibit herewith and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.124	Amended Certificate of Designations of the Series B-1 Convertible Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: October 31, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer